Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

of

Summa Industries

by

Habasit Holding USA, Inc.

a wholly-owned subsidiary of

Habasit Holding AG

at

$15.00 Net Per Share

September 8, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Habasit Holding USA, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Habasit Holding AG, a company formed under the laws of Switzerland (“Habasit”), is making an offer to purchase all of the outstanding shares of common stock of Summa Industries (“Summa”), par value $0.001 per share (the “Shares”), at a price of $15.00 per Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 8, 2006, and in the related Letter of Transmittal for the Shares (which, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is conditioned upon, among other things, (1) there having been validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the outstanding Shares, (2) any requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer or to the merger of Purchaser with and into Summa having been terminated or having expired, and (3) the satisfaction or waiver of certain other conditions described in  Section 15 of the accompanying Offer to Purchase “Certain Conditions to the Offer”.

Please forward the enclosed materials to your clients for whom you hold Shares registered in your name or in the name of your nominee or who hold Shares registered in their own names. For your information we enclose the following documents:

1.                 Offer to Purchase, dated September 8, 2006;

2.                 Letter of Transmittal to tender Shares (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) for your use and for the information of your clients who hold Shares. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares;

3.                 Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit the Share Certificates and all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

4.                 A letter to clients, which may be sent to your clients for whose account you hold Shares, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.                 A letter to stockholders of Summa from James Swartwout, Summa’s Chairman, President, Chief Executive Officer and Chief Financial Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated September 8, 2006, which has been filed with the Securities and Exchange Commission and includes the recommendation of the Board of Directors of Summa that stockholders accept the Offer and tender their Shares pursuant to the Offer; and

6.                 Return envelope addressed to U.S. Stock Transfer Corporation as Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Offer and withdrawal rights expire at 12:00 midnight, New York City Time, on Friday, October 6, 2006, unless the offer is extended.

Purchaser will not pay any fees or commissions to any broker, dealer, or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders for Shares pursuant to the Offer. However, upon request, Purchaser will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 midnight, New York City time on Friday, October 6, 2006.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
HABASIT HOLDING USA, INC.
HABASIT HOLDING AG

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AN AGENT OF PURCHASER, HABASIT, SUMMA, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.